Sections of the Company's Proxy Statement dated January 30, 2004 and incorporated by reference in this filing



INTRODUCTION TO PROPOSALS THREE(A), THREE(B),
 THREE(C), THREE(D), THREE(E) AND THREE(F)

Of the publicly-held companies headquartered in California with a market capitalization of more than $25 million, more than two-thirds are incorporated in Delaware.

The Board believes that it is essential to be able to draw upon well-established principles of corporate governance in making business and legal decisions. The prominence and predictability of Delaware corporate law provide a more reliable foundation on which the Company's corporate governance decisions can be based. Accordingly, as discussed in detail below, we believe that the Company and its shareholders will benefit in the near and longer term from reincorporating the Company in Delaware.

These proposals grew out of a request by one of the Company's recently appointed independent directors, prior to the Company's receipt of any shareholder proposals, that a review be undertaken of the advantages and disadvantages of changing the Company's state of incorporation from California to Delaware. On August 19, 2003, the Board met to discuss the results of the review. On October 6, 2003, the Board again met and unanimously determined that the Proposed Reincorporation and the Proposed Anti-takeover Measures, as defined below, were in the best interest of the Company and its shareholders and approved the Agreement and Plan of Merger, Delaware Certificate of Incorporation and Delaware Bylaws attached hereto as Annexes A, B and C, respectively.

The Board has unanimously approved and, for the reasons described below, recommends that the shareholders approve a change in the Company's state of incorporation from California to Delaware as described in Proposal Three(A) below (the "Reincorporation Proposal" or the "Proposed Reincorporation"). The Proposed Reincorporation would be accomplished by merging Farmer Bros. Co. (the "Company" or "Farmer Bros. California") into Farmer Bros. Co., a wholly-owned Delaware subsidiary ("Farmer Bros. Delaware"), newly-formed for this purpose. Concurrently with the Reincorporation Proposal, the Board has unanimously approved, and recommends that the Shareholders approve, the inclusion of certain anti-takeover measures described in Proposals Three(B)-(F) below (the "Proposed Anti-takeover Measures") in the Delaware Certificate (as defined below) and the Delaware Bylaws (as defined below).

Because Farmer Bros. Delaware will be governed by the Delaware General Corporation Law (the "DGCL") if the Reincorporation Proposal and the Proposed Anti-takeover Measures are approved, the Proposed Reincorporation will result in certain changes in the rights of shareholders. These differences are summarized in Proposal Three(A) under the section entitled "Comparison of the Charters and Bylaws of Farmer Bros. California and Farmer Bros. Delaware" and "Significant Differences Between the Corporation Laws of California and Delaware."

The Proposed Reincorporation, together with each of the five Proposed Anti-takeover Measures included in the Proposed Reincorporation, are being presented to shareholders as individual proposals with separate votes to approve, or not approve, each such proposal. Accordingly, the Board's proposals to:

* reincorporate the Company in the State of Delaware;
* eliminate the right of shareholders to act by written consent;
* implement a classified board of directors;
* eliminate the right of shareholders holding 10% or more of the voting shares to call a special meeting of the shareholders;
* eliminate cumulative voting for directors; and
* increase the authorized shares of common stock to 25,000,000 shares, and authorize 500,000 shares of preferred stock are each being presented as an individual proposal, as set forth in Proposals Three(A)-(F) below, to be voted upon separately by shareholders.

Notwithstanding the separate presentation of Proposals Three(A)-(F) below, the Board considered and approved the matters set forth in Proposals Three(A)-(F) as one unitary transaction. Accordingly, if any one of Proposals Three (A)-(F) is not approved by the Shareholders, none of Proposals Three(A)-(F) will be approved.

IN ORDER FOR THE PROPOSED REINCORPORATION TO BE EFFECTED, A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST APPROVE EACH OF PROPOSALS THREE(A), THREE(B), THREE(C), THREE(D), THREE(E) AND THREE(F). FOR THE CONVENIENCE OF SHAREHOLDERS OUR PROXY CARD INCLUDES THREE BOXES UNDER PROPOSAL THREE(A)-(F) ENTITLED "FOR ALL," "AGAINST ALL" AND "ABSTAIN ON ALL." CHECKING THE APPROPRIATE BOX WILL ALLOW A SHAREHOLDER TO VOTE FOR, AGAINST OR TO ABSTAIN AS TO ALL OF PROPOSALS THREE(A)-(F) WITHOUT THE NEED TO VOTE ON SUCH PROPOSALS AS THEY APPEAR INDIVIDUALLY ON THE PROXY CARD. AN "ABSTAIN ON ALL" VOTE IS THE SAME AS A VOTE "AGAINST ALL" OF PROPOSALS THREE(A)-(F).

SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS SECTION OF THE PROXY STATEMENT, INCLUDING THE RELATED ANNEXES, BEFORE VOTING ON PROPOSALS THREE(A)-(F).

PROPOSAL THREE(A):

REINCORPORATION OF THE COMPANY
IN THE STATE OF DELAWARE

Mechanics

The Proposed Reincorporation will be effected by merging Farmer Bros. California into Farmer Bros. Delaware (the "Merger"). Upon completion of the Merger, Farmer Bros. California will cease to exist and Farmer Bros. Delaware will continue the business of the Company.

Pursuant to the Agreement and Plan of Merger, in substantially the form attached to this Proxy Statement as Annex A (the "Merger Agreement"), each outstanding share of Farmer Bros. California Common Stock will be automatically converted into one share of Farmer Bros. Delaware Common Stock, no par value, upon the effective date of the Merger. Each stock certificate representing issued and outstanding shares of Farmer Bros. California Common Stock will continue to represent the same number of shares of Common Stock of Farmer Bros. Delaware.

IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF FARMER BROS. DELAWARE. Shareholders may, however, exchange their certificates if they so choose. The Common Stock of Farmer Bros. California is listed for trading on the Nasdaq National Market and, after the Merger, Farmer Bros. Delaware's Common Stock will continue to be traded on the Nasdaq National Market without interruption, under the same symbol "FARM" as the shares of Farmer Bros. California Common Stock are currently traded.

Under California law, the affirmative vote of a majority of the outstanding shares of Common Stock of Farmer Bros. California is required for approval of the Merger Agreement and the other terms of the Proposed Reincorporation. See "Vote Required for the Reincorporation Proposal" below. The Proposed Reincorporation has been unanimously approved by the Board, which recommends a vote in favor of such proposal. If approved by the shareholders, we expect that the Merger will become effective as soon as practicable (the "Effective Date") following the Annual Meeting of Shareholders. However, the Proposed Reincorporation may be abandoned, either before or after shareholder approval, if circumstances arise which, in the opinion of the Board, make it inadvisable to proceed.

Although in some circumstances California law provides shareholders with the right to dissent from certain corporate reorganizations and receive cash for their shares, California law does not permit dissenter's rights in connection with the Proposed Reincorporation.

The Reincorporation Proposal will only make a change in the legal domicile of the Company and certain other changes of a legal nature which are described in this Proxy Statement. The Proposed Reincorporation will not result in any change in the name, business, management, fiscal year, assets or liabilities or location of the principal offices of the Company.

All employee benefit plans of Farmer Bros. California will be assumed and continued by Farmer Bros. Delaware. Approval of the Reincorporation Proposal will also constitute approval of the assumption of these plans by Farmer Bros. Delaware. The Company believes that the Proposed Reincorporation will not affect any of its material contracts with any third parties and that Farmer Bros. California's rights and obligations under such material contractual arrangements will continue and be assumed by Farmer Bros. Delaware. The directors who will be elected at the annual meeting of shareholders will become the directors of Farmer Bros. Delaware, except that if the Proposed Reincorporation is approved, the directors will be divided into three classes with staggered terms as described in Proposal Three(C) and under the section entitled "Classified Board," below.

The discussion set forth below is qualified in its entirety by reference to the Merger Agreement, the Certificate of Incorporation of Farmer Bros. Delaware (the "Delaware Certificate") and the Bylaws of Farmer Bros. Delaware (the "Delaware Bylaws"), copies of which are attached to this Proxy Statement as Annexes A, B and C, respectively.

Vote Required for Proposal Three(A)

Approval of the Reincorporation Proposal, which will also constitute an approval of the Merger Agreement, the Delaware Certificate (without the Proposed Anti-takeover Measures set forth under Proposals Three(B)-(F) unless separately approved by the shareholders), the Delaware Bylaws (without the Proposed Anti-takeover Measures set forth under Proposals Three(B)-(F) unless separately approved by the shareholders) and all provisions of these documents will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of Farmer Bros. California. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED REINCORPORATION. THE EFFECT OF AN ABSTENTION OR A BROKER NON-VOTE IS THE SAME AS THAT OF A VOTE AGAINST THE REINCORPORATION PROPOSAL.

Roy F. Farmer and Roy E. Farmer have notified the Company that they intend to vote all the shares owned by them directly, and all the shares held in various trusts, of which they are trustee, in favor of all of Proposals Three(A)-(F). This totals 39.38% of the shares entitled to vote on these proposals.

The Company has recently amended the ESOP such that the shares unallocated to plan participants are to be voted for or against Proposals Three(A)-(F) in the same proportion that the allocated shares are voted by plan participants for or against such proposals. The ESOP holds 18.66% of the shares entitled to vote on these proposals.

On December 4, 2003, Leonard Rosenthal brought suit in United States District Court for the Central District of California (Case No. CV03845) against the Company, the present directors and a former director ("Directors"), on behalf of himself and a purported class of persons (the "Rosenthal Litigation"). The Plaintiff alleges that the Company is operating as an unregistered investment company in violation of the Investment Company Act of 1940 (the "ICA"). The Plaintiff also alleges that the Company's loans of corporate funds to the ESOP to purchase stock of the Company violates federal law and that such purchases by the ESOP were intended to preserve the voting control of the Farmer family and entrench management. In addition, the Plaintiff alleges that the Company is pursuing an estate planning strategy designed to depress the stock price in order to lessen the estate taxes anticipated on the death of Roy F. Farmer. Plaintiff is seeking recovery against the Directors in an amount not less than the amount of the loans to the ESOP. Plaintiff also filed a motion for a preliminary injunction to prevent the Company and the Directors from voting the Company stock beneficially owned by the ESOP at the Annual Meeting. On December 23, 2003, the U.S. District Court denied plaintiff's motion, ruling, inter alia, that plaintiff lacked standing to bring an action for violation of the ICA and that plaintiff had failed to show a likelihood of prevailing at trial on his claims that the Company was in violation of the ICA or that the Directors had violated their duties with respect to the ESOP. Consequently the Rosenthal Litigation is most unlikely to affect the voting of the ESOP's shares at the Annual Meeting.

There is no assurance that the Reincorporation Proposal will be approved. The Board urges you to vote your shares for the Reincorporation Proposal.

Principal Reasons for the Proposed Reincorporation

For many years, Delaware has followed a policy of encouraging corporations to incorporate in that state. In furtherance of that policy, Delaware has long sought to be the leading state in adopting comprehensive and modern corporate laws that respond to the evolving legal and business needs of corporations organized under its laws. Because the DGCL has become widely regarded as the most extensive and well-defined body of corporate law in the United States, many corporations have chosen Delaware initially as their state of incorporation or have subsequently changed corporate domicile to Delaware in a manner similar to the Proposed Reincorporation.

In light of Delaware's prominence as the state of incorporation for many major U.S. corporations, both the Delaware legislature and courts have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. In doing so, the Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law construing Delaware law and establishing public policies with respect to corporate legal affairs. For these reasons, the Board also believes that the DGCL and Delaware corporate law court decisions provide a broader foundation from which to respond to questions and predict outcomes relating to significant corporate matters or disputes, including, but not limited to:

* duties of directors and officers;
* liability of directors and officers and indemnification; and
* contests for corporate control, including proxy contests and tender offers.

In addition, the Company continually seeks to attract and retain the most capable individuals available to serve as officers and directors. The frequency of claims and litigation directed against directors and officers, in management's opinion, has expanded the risks facing directors and officers of corporations in exercising their duties. Furthermore, the amount of time and money required to respond to such claims and to defend such litigation can be substantial. We believe that, in general, Delaware law provides greater predictability to directors than California law in that Delaware case law regarding a corporation's ability to limit director liability is more developed and provides greater guidance than California law. The Board, therefore, believes that the Proposed Reincorporation may be a significant factor in continuing to attract and retain such individuals, and in freeing them to make corporate decisions on their own merits and for the benefit of shareholders rather than out of a desire to avoid personal liability. For additional discussion of this matter, see "Significant Differences Between the Corporation Laws of California and Delaware--Indemnification and Limitation of Liability," below.

Proposed Anti-takeover Measures

Delaware, like many other states, permits a corporation to adopt a number of measures through amendment of the corporate charter or bylaws or otherwise, which are designed to reduce a corporation's vulnerability to hostile takeover attempts. It should be noted, however, that the Reincorporation Proposal and the Proposed Anti-takeover Measures are not being proposed in order to prevent any present attempt known to the Board to acquire control of the Company or to obtain representation on the Board.

If the Reincorporation Proposal is approved, certain measures will be implemented under Delaware law and the Delaware Certificate and Delaware Bylaws which may have anti-takeover implications. These measures (as described below and under Proposals Three(B)-(F)) include the elimination of shareholders' ability to act by written consent (Proposal Three(B)), the implementation of a classified board of directors (Proposal Three(C)), the elimination of the ability of shareholders controlling ten percent (10%) or more of the voting shares to call a special meeting of shareholders (Proposal Three(D)), the elimination of cumulative voting which the Company eliminated in 1994 by amending its bylaws by vote of more than sixty-five percent (65%) of the outstanding shares (Proposal Three(E)), the establishment of advance notice procedures for shareholder nominations and other proposals, and the elimination of the ability of the shareholders to remove directors without cause.
Following the Proposed Reincorporation, which will not occur unless all of the Anti-takeover Measures are approved, the Delaware Certificate will also provide for an increase in the number of authorized shares of common stock and for the Board's ability to designate and issue preferred stock (Proposal Three(F)), although the Company has no present plans to do so. Such preferred stock, if issued and depending on its terms, may make it more difficult for an unsolicited bidder to make a takeover attempt. For additional discussion of these changes, see "Comparison of the Charters and Bylaws of Farmer Bros. California and Farmer Bros. Delaware," below.

In addition to the Proposed Anti-takeover Measures, certain differences between California and Delaware law, which will be effective upon consummation of the Merger without further action of the Board or shareholders, could have a bearing on unapproved takeover attempts. Section 203 of the DGCL, which Farmer Bros. Delaware does not intend to opt out of, restricts certain "business combinations" with "interested shareholders" for three years following the date that a person becomes an interested shareholder, unless the Board approves the business combination. For a discussion of differences between the laws of California and Delaware that may affect the shareholders, see "Significant Differences Between the Corporation Laws of California and Delaware," below.

The Board may also consider in the future certain defensive strategies allowed under the DGCL which are designed to enhance the Board's ability to negotiate with an unsolicited bidder. Such strategies include, but are not limited to, the adoption of a shareholder rights plan and severance agreements for its management and key employees which would become effective upon the occurrence of a change in control of the Company.

The Board recognizes that unsolicited hostile takeover attempts do not always have unfavorable consequences or effects and may provide all of the shareholders with considerable value for their shares. To the extent that the Proposed Reincorporation and the Proposed Anti-takeover Measures may provide greater deterrence to takeover offers and greater defenses against takeovers, the Proposed Reincorporation and Proposed Anti-takeover Measures may have the effect of discouraging or defeating future takeover attempts which a substantial number or majority of the Company's shareholders might wish to accept and which might provide a substantial premium over market prices. The Board, however, believes that the potential suddenness and disadvantages of unapproved takeover attempts (such as disruption of our business and the possibility of terms which may be less favorable to all of the shareholders than would be available in a board-approved transaction) are sufficiently great that, on balance, prudent steps to reduce the likelihood of such takeover attempts and to help ensure that the Board has adequate opportunity to fully consider and respond to any takeover attempt and actively negotiate its terms, are in the Company's best interests and the best interests of its shareholders.

COMPARISON OF THE CHARTERS AND BYLAWS OF FARMER BROS. CALIFORNIA AND FARMER BROS. DELAWARE

The following discussion is a summary of the material differences between the Amended and Restated Articles of Incorporation (the "California Articles") and Bylaws, as amended (the "California Bylaws"), of Farmer Bros. California and the Delaware Certificate and Delaware Bylaws. All statements herein are qualified in their entirety by reference to the respective corporation laws of California and Delaware and the full text of the California Articles and California Bylaws and the Delaware Certificate and Delaware Bylaws. Approval by the Shareholders of the Proposed Reincorporation and the Proposed Anti-takeover Measures will automatically result in the adoption of all the provisions set forth in the Delaware Articles and Delaware Bylaws. A copy of the Delaware Certificate is attached hereto as Annex B and a copy of the Delaware Bylaws is attached hereto as Annex C. The California Articles and California Bylaws are on file with the SEC and are available from the Company upon request.

Authorized Stock

The California Articles currently authorize the Company to issue up to 3,000,000 shares of common stock. The Delaware Certificate provides that the Company will have 25,000,000 authorized shares of common stock, no par value, and 500,000 shares of preferred stock, par value $1.00 per share (See Proposal Three(F)). The Delaware Certificate provides that the Board is entitled to determine the rights, preferences, privileges and restrictions of the authorized and unissued preferred stock at the time of issuance.

Cumulative Voting

Cumulative voting entitles a shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in such shareholder's name. The shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees. Under California law, shareholders of a corporation have the right to cumulative voting unless a corporation has outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or has outstanding securities qualified for trading on the Nasdaq National Market and opts out of cumulative voting. The Company's shareholders have previously chosen to eliminate the right to cumulative voting by prohibiting cumulative voting in the California Bylaws. Therefore, shareholders currently do not have the right to cumulative voting. Mitchell Partners, L.P. has proposed an amendment to the Company's California Bylaws that would restore cumulative voting (See Proposal Four). If the Reincorporation Proposal is approved by the Company's shareholders, Proposal Four will have no effect even if it is passed by the Company's shareholders because it proposes to amend the California Bylaws, which, upon consummation of the Merger, will no longer be effective.

Under Delaware law, cumulative voting in the election of directors is not permitted unless specifically provided for in a company's charter or bylaws. As permitted by Delaware law, the Delaware Articles will specifically prohibit cumulative voting (See Proposal Three(E)).

Size of the Board of Directors

Under California law, the number of directors of a corporation may be fixed in the articles of incorporation or bylaws of a corporation, or a range may be established for the number of directors, with the board of directors given authority to fix the exact number of directors within such range. The California Bylaws establish a range of five to nine for the number of directors and authorize the Board to fix the exact number of directors within the range by resolution or unanimous written consent. The number of directors is currently set at seven. Shareholders may also fix the number of directors by an affirmative vote of the majority of the shares entitled to vote or by written consent of the holders of a majority of the outstanding shares entitled to vote. Under California law, no subsequent amendment seeking to reduce the authorized number of directors below five can be implemented if a number of shares equal to or greater than sixteen and two-thirds percent (16 2/3%) of the total outstanding shares are voted in opposition to the amendment.

Under Delaware law, the number of directors of a corporation, or the range of authorized directors, may be fixed or changed by the board of directors acting alone by amendment to the corporation's bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case shareholder approval is required. The Delaware Certificate establishes a range of five to seven for the number of directors and provides that the number of directors shall be fixed within these limits from time to time by resolution of a majority of the active directors. The shareholders will not have the right to fix the number of directors within these limits. Changes in the size of the Board outside of these limits can only be adopted with the approval of the shareholders as would be the case under the California Articles and California Bylaws.

Classified Board

A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year.

Under California law, a corporation generally may provide for a classified board of directors by adopting amendments to its articles of incorporation or bylaws, if the amendments are also approved by the shareholders. Under California law, a classified board with two classes requires a minimum of six directors and a classified board with three classes requires a minimum of nine directors. The California Articles and California Bylaws do not currently provide for a classified board.

Delaware law permits, but does not require, a classified board of directors under which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Delaware, unlike California, does not require a minimum of three directors in each class. The Delaware Certificate and Delaware Bylaws provide for a classified board of three classes, with directors elected to three year terms (See Proposal Three(C)). Each class shall consist, as nearly as may be possible, of one-third of the total number directors constituting the entire board of directors. Class I would consist of three directors (initially, Lewis A. Coffman, Roy F. Farmer, John Samore, Jr.) who would hold office initially for a one year term expiring at the 2004 Annual Meeting, Class II would consist of two directors (initially, Guenter W. Berger and Thomas A. Maloof) who would hold office initially for a two year term expiring at the 2005 Annual Meeting, and Class III would consist of two directors (initially, Roy E. Farmer and John H. Merrell) who would hold office initially for a three year term expiring at the 2006 Annual Meeting, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal. As a result of the classification of directors, it will take at least two years in order to effect a change to the majority of the members of the Board. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.


Filling Vacancies on the Board of Directors

Under California law, any vacancy on the Board other than one created by removal of a director may be filled by the Board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The California Bylaws permit vacancies to be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Directors are not permitted to fill vacancies created by the removal of a director.

Under Delaware law, vacancies and newly-created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, unless otherwise provided in a corporation's certificate of incorporation or bylaws (or unless the certificate of incorporation directs that a particular class of stock is to elect such director(s), in which case a majority of the directors elected by such class, or a sole remaining director so elected, shall fill such vacancy or newly created directorship). The Delaware Certificate and Delaware Bylaws provide that any vacancy, including any vacancy created by the removal of a director by the shareholders of Farmer Bros. Delaware, may be filled by a majority of the directors, even if less than a quorum, or by a sole remaining director.

Monetary Liability of Directors

The California Articles and the Delaware Certificate both provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the law of the respective states. The provision eliminating monetary liability of directors set forth in the Delaware Certificate is potentially more expansive than the corresponding provision in the California Articles due to differences between California and Delaware law. For a more detailed explanation of the foregoing, see "Significant Differences Between the Corporation Laws of California and Delaware-- Limitation of Liability and Indemnification," below.

Action by Written Consent

Under California and Delaware law, shareholders are permitted to act by written consent in lieu of a shareholder meeting. The California Bylaws currently permit shareholders to take action by written consent, provided that the consent is signed by the minimum number of shareholders necessary to authorize such action at a meeting where all shares entitled to vote thereon were present and vote. In the case of election of directors, such consent is only effective if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Under the Delaware Certificate and Delaware Bylaws, shareholders will not have the right to act by written consent in lieu of a meeting (See Proposal Three(B)). Accordingly, all shareholder action must be carried out by a shareholder vote at a shareholder meeting.

Power to Call Special Meetings of Shareholders

Under California law and the California Bylaws, a special meeting of shareholders may be called by the Board, the Chairman of the Board, the President, the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws.

Under Delaware law, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws. The Delaware Bylaws authorize the Chairman of the Board, the President and the Board to call a special meeting of shareholders. Therefore, if the Reincorporation Proposal is adopted, holders of ten percent (10%) or more of the voting shares of the Company will no longer be able to call a special meeting of shareholders (See Proposal Three(D)).

Nominations of Director Candidates and Introduction of Business at Shareholder Meetings

The California Bylaws do not include advance notice procedures for shareholders with regard to the nomination of directors or with regard to certain matters to be brought before an annual or special meeting of shareholders.

The Delaware Bylaws include an advance notice procedure for shareholders with regard to the nomination of directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting or special meeting of shareholders (the "Business Procedure").

The Nomination Procedure provides that only persons nominated by or at the direction of the board of directors or by a shareholder who has given timely notice in proper written form to the Company's Secretary prior to the meeting (and is a shareholder of record at the time of such notice) will be eligible for election as directors. The Business Procedure provides that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by or at the direction of the board of directors or by a shareholder of record who has given timely notice in proper written form to the Company's Secretary of such shareholder's intention to bring such business before the meeting (and is a shareholder of record at the time of such notice). To be timely, notice must be received by the Company's Secretary:

* in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the immediately preceding year's annual meeting, except that if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholders to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made; and
* in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made.

Under the Nomination Procedure, a shareholder's notice to the Company's Secretary must contain certain information about the nominee, including name, age, business and residence address, occupation, the class and number of shares beneficially owned or of record, the nominee's consent to be nominated, other information that is be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing to nominate that person, including name, address, the class and number of shares beneficially owned or of record, a description of all arrangements or understandings between such shareholder and each proposed nominee any other persons (and their names) pursuant to which nominations are to be made by such shareholder, a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and any other information required to be included in a proxy statement soliciting proxies for the election of the proposed nominee.

Under the Business Procedure, notice relating to the conduct of business (other than the nomination of directors) at an annual meeting must contain certain information about the business and about the shareholder who proposes to bring the business before the meeting.

If the chairman of the meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he or she determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting. Nothing in the Nomination Procedure or the Business Procedure will preclude discussion by any shareholder of any nomination or business properly made or brought before an annual or special meeting in accordance with the above-described procedures.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND DELAWARE

The following provides a summary of the major substantive differences between the corporation laws of California and Delaware. It is not an exhaustive description of all differences between the laws of the two states.
Accordingly, all statements herein are qualified in their entirety by reference to the respective corporation laws of California and Delaware.

Shareholder Voting

In the context of a proposed acquisition, both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve a statutory merger. In addition, both California and Delaware law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

Delaware law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:

* the merger agreement does not amend the existing certificate of incorporation;
* each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and
* either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths (5/6) of the voting power of the surviving or acquiring corporation or its parent entity.

Shareholder Approval of Certain Business Combinations

Delaware, like a number of states, has adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult.

Under Section 203 of the DGCL, a Delaware corporation is prohibited from engaging in a "business combination" with an "interested shareholder" for three years following the date that such person or entity becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or entity who or which owns, individually or with or through certain other persons or entities, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only). The three-year moratorium imposed by Section 203 on business combinations does not apply if:

* prior to the date on which such shareholder becomes an interested shareholder the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested shareholder;
* upon consummation of the transaction that made him or her an interested shareholder, the interested shareholder owns at least eighty-five percent (85%) of the corporation's voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining voting stock outstanding shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or
* on or after the date such person or entity becomes an interested shareholder, the board of directors approves the business combination and it is also approved at a shareholder meeting by sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested shareholder.

Although a Delaware corporation may elect not to be governed by Section 203, the Delaware Certificate and Delaware Bylaws do not contain such an "opt out" election, and the Board intends that the Company will be governed by Section 203 if the Proposed Reincorporation is approved. The Board believes that
Section 203 will encourage any potential acquiror to negotiate with the Board.
Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Farmer Bros. Delaware in which all shareholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to Farmer Bros. Delaware will confer upon the Board the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Farmer Bros. Delaware's shares over the then-current market price.
Section 203 could also discourage certain potential acquirors who are unwilling to comply with its provisions.

California law requires that holders of common stock receive common stock in a merger of the corporation with the holder of more than fifty percent (50%) but less than ninety percent (90%) of the target's common stock or its affiliate unless all of the target company's shareholders consent to the transaction or the transaction has been approved by the California Commissioner of Corporations at a "fairness hearing." This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 does provide similar protection to shareholders against coercive two-tiered bids for a corporation in which the shareholders are not treated equally.

Removal of Directors

Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, in the case of a corporation with cumulative voting or whose board is classified, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting rules. The California Articles and California Bylaws do not provide for a classified board of directors or cumulative voting. As a result, Farmer Bros. California directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote.

Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. Unless the certificate of incorporation otherwise provides, in the case of a Delaware corporation whose board is classified, however, shareholders may effect such removal only for cause. In addition, as in California, if a Delaware corporation has cumulative voting, and if less than the entire board is to be removed, a director may not be removed without cause by a majority of the outstanding shares if the votes cast against such removal would be sufficient to elect the director under cumulative voting rules. Delaware law also permits a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with the removal of directors. The Delaware Certificate and Delaware Bylaws provide for a classified board of directors but not for cumulative voting, and provide that directors can be removed only for cause and only upon the vote of a majority of the outstanding shares entitled to vote, subject to the rights of the holders of any outstanding preferred stock.

Limitation of Liability and Indemnification

California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. Nonetheless, there are certain differences between the laws of the two states respecting indemnification and limitation of liability.

The DGCL was amended in 1986 in response to widespread concern about the ability of Delaware corporations to attract capable directors in light of then-current difficulties in obtaining and maintaining directors and officers insurance. The legislative commentary to the law states that it is "intended to allow Delaware corporations to provide substitute protection, in various forms, to their directors and to limit director liability under certain circumstances." One provision of the revised DGCL permits a corporation to include a provision in its certificate of incorporation which limits or eliminates the personal liability of a director for monetary damages arising from breaches of his or her fiduciary duties to the corporation or its stockholders, subject to certain exceptions.

The Delaware Certificate eliminates the liability of directors to the corporation for monetary damages to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

* breaches of the director's duty of loyalty to the corporation or its stockholders;
* acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
* the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
* transactions in which the director received an improper personal benefit.

Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

In effect, under the Delaware law provision, Farmer Bros. Delaware directors could not be held liable for monetary damages for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director so long as such gross negligence or lack of due care does not involve bad faith or a breach of his or her duty of loyalty to Farmer Bros. Delaware.

The Delaware Certificate provides for indemnification to the maximum extent permissible under Delaware law. Delaware law requires indemnification when there has been a successful defense on the merits or otherwise by a present or former director or officer of the corporation. Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by (i) a majority vote of disinterested directors (even though less than a quorum), (ii) a committee comprised of and established by such disinterested directors, (iii) independent legal counsel in a written opinion if there are no such directors or such directors so direct, or (iv) the shareholders that the person seeking indemnification has satisfied the applicable standard of conduct. Without requisite court approval, however, no indemnification may be made in the defense of any derivative action in which the person is found to be liable in the performance of his or her duty to the corporation.

Expenses incurred by an officer or director in defending an action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Delaware law permits a Delaware corporation to provide indemnification in excess of that provided by statute by means of any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances. Limitations on indemnification may be imposed by a court, however, based on principles of public policy.

The California Articles and California Bylaws eliminate the liability of directors to the corporation for monetary damages to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on:

* intentional misconduct or knowing and culpable violation of law;
* acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;
* receipt of an improper personal benefit;
* acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders;
* acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;
* transactions between the corporation and a director who has a material financial interest in such transaction; and
* liability for improper distributions, loans or guarantees.

The California Articles and California Bylaws authorize the Company to indemnify directors and officers to the fullest extent permitted by California law. California law requires indemnification when the individual seeking indemnification has defended successfully on the merits any action, claim, issue or matter. California law generally permits indemnification of expenses, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by (i) majority vote of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion if such a quorum of directors is not obtainable (iii) shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon, if any, or (iv) the court in which the proceeding is or was pending upon application made by the corporation, agent or other person rendering services in connection with the defense, whether or not the application by such person is opposed by the corporation, that the person seeking indemnification has satisfied the applicable standard of conduct. With respect to derivative actions, however, no indemnification may be provided under California law for amounts paid in settling or otherwise disposing of a pending action or expenses incurred in defending a pending action that is settled or otherwise disposed of, or with respect to the defense of any person adjudged to be liable to the corporation in the performance of his or her duty to the corporation and its shareholders without court approval.

Like Delaware, under California law expenses incurred by an officer or director in defending an action may be paid in advance if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of California also authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Consistent with Delaware law, California law permits a California corporation to provide rights to indemnification beyond those provided therein except that such additional indemnification must be authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law. Both the California Articles and California Bylaws provide for indemnification beyond that expressly mandated by California law. Consistent with the provisions of the California Articles and California Bylaws allowing for indemnification in excess of that allowed by statute, the California Bylaws, subject to certain exceptions, provide for indemnification for the settlement of derivative actions and for expenses incurred therein whether or not such settlement was approved by the court. In addition, the California Bylaws also mandate that in the event that California General Corporation Law (the "CGCL") is amended or interpreted judicially so as to permit broader indemnification rights, such broader indemnification rights automatically are made a part of the California Bylaws and supercede any conflicting exceptions to such indemnification.

Inspection of Shareholder Lists

Both California and Delaware law allow any shareholder to inspect a corporation's shareholder list for a purpose reasonably related to the person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent (5%) or more of the corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have contested the election of directors. Delaware law also allows the shareholders to inspect the list of shareholders entitled to vote at a meeting within a ten-day period preceding a shareholders' meeting for any purpose germane to the meeting. Delaware law, however, contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders.

Dividends and Repurchases of Shares

Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and the redemption or repurchase would not cause an impairment.

Under California law, a corporation may not make any distribution to its shareholders unless either: (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (ii) immediately after giving effect to the distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to one and one fourth (1 1/4) times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or one and one fourth (1 1/4) times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). These tests are applied on a consolidated basis.

Appraisal Rights

Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair market value of his or her shares in place of the consideration he or she would otherwise receive in the transaction.

Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and appraisal rights are generally not available: (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation; (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations or any combination thereof; or (c) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger under Delaware law.

The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities representing more than five-sixths (5/6) of the voting power of the surviving or acquiring corporation or its parent entity. California law generally affords appraisal rights in sale of asset reorganizations.

Dissolution

Under California law, the holders of fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the shareholders entitled to vote on the matter. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the Delaware corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. The Delaware Certificate contains no such supermajority voting requirement.

Interested Director Transactions

Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, if certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Notwithstanding the foregoing, the Sarbanes Oxley Act of 2002 currently prohibits personal loans to any executive officer or director of a corporation.

Shareholder Derivative Suits

California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, if certain tests are met. Under Delaware law, a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or if his or her stock thereafter came to be owned by him or her by operation of law.

California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

Application of the California General Corporation Law to Delaware Corporations

Under Section 2115 of the CGCL, certain foreign corporations (i.e., corporations not organized under California law) which have significant contacts with California are subject to a number of provisions of the CGCL. However, an exemption from Section 2115 is provided for corporations whose shares are listed on a major national securities exchange, such as the Nasdaq National Market. Following the Proposed Reincorporation, the Common Stock of Farmer Bros. Delaware will continue to be traded on the Nasdaq National Market and, accordingly, it is expected that Farmer Bros. Delaware will be exempt from
Section 2115.

In September 2002, California adopted the California Corporate Disclosure Act (the "Act"). The Act went into effect on January 1, 2003, and applies to publicly traded corporations incorporated in California or qualified to do business in California. Thus, the Company will be subject to the Act regardless of whether or not this proposal is passed. The Act greatly increases the annual disclosure that the Company must make to the California Secretary of State. Substantial portions of the Act, however, cover the same general categories of information that the Company includes in its SEC filings.

Certain Federal Tax Consequences

The following is a discussion of certain United States federal income tax considerations that may be relevant to holders of Farmer Bros. California Common Stock who receive Farmer Bros. Delaware Common Stock as a result of the Proposed Reincorporation. The discussion does not address all of the tax consequences of the Proposed Reincorporation that may be relevant to particular Farmer Bros. California shareholders, such as non-United States persons, or dealers in securities. Furthermore, no foreign, state, or local tax considerations are addressed herein. THE U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO THE PROPOSED REINCORPORATION ARE COMPLEX AND ARE SUBJECT TO CHANGE (EITHER ON A PROSPECTIVE OR RETROACTIVE BASIS), AND THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL THE POSSIBLE TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION. IN VIEW OF THE VARYING NATURE OF SUCH TAX CONSEQUENCES, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

Subject to the limitations, qualifications and exceptions described below, and assuming the Proposed Reincorporation qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), the following tax consequences generally should result:

* No gain or loss should be recognized by holders of Farmer Bros. California Common Stock upon receipt of Farmer Bros. Delaware Common Stock pursuant to the Proposed Reincorporation;
* The aggregate tax basis of the Farmer Bros. Delaware Common Stock received by each shareholder in the Proposed Reincorporation should be equal to the aggregate tax basis of the Farmer Bros. California Common Stock exchanged therefore; and
* The holding period of the Farmer Bros. Delaware Common Stock received by each shareholder of Farmer Bros. California should include the period for which such shareholder held the Farmer Bros. California Common Stock exchanged therefore, provided that such Farmer Bros. California Common Stock was held by the shareholder as a capital asset at the time of the Proposed Reincorporation.

The Company has not requested a ruling from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Proposed Reincorporation under the Code. A successful IRS challenge to the Proposed Reincorporation could result in a shareholder recognizing gain or loss with respect to each share of Farmer Bros. California Common Stock exchanged in the Proposed Reincorporation equal to the difference between the shareholder's basis in such share and the fair market value, as of the time of the Proposed Reincorporation, of the Farmer Bros. Delaware Common Stock received in exchange therefore. In such event, a shareholder's aggregate basis in the shares of Farmer Bros. Delaware Common Stock received in the exchange would equal their fair market value on such date, and the shareholder's holding period for such shares would not include the period during which the shareholder held Farmer Bros. California Common Stock.

State, local or foreign income tax consequences to shareholders may vary from the federal tax consequences described above.

The Company should not recognize gain or loss for federal income tax purposes as a result of the Proposed Reincorporation, and Farmer Bros. Delaware should succeed, without adjustment, to the federal income tax attributes of Farmer Bros. California.

Investment Company Act

Concerns have been raised by the SEC Staff that the Company may be an unregistered investment company under Section 3(a)(1)(A) of the ICA, because the fair market value of its securities exceeds 50 percent of the total book value of its assets as of June 30, 2003. The Company believes, after consultation with counsel, that it is primarily engaged in the coffee business and that it is not an investment company under this Section or any other section of the ICA. If the Company were ever found to be an investment company, in order to remain in the coffee business, the Company would have to reduce the amount of its securities that it owns, which reduction could be accomplished in a variety of ways including, without limitation, by making acquisitions, repurchasing shares, or paying a special dividend. The Company might not be able to implement this proposal to reincorporate in Delaware if the Company were found to be an unregistered investment company.


Recommendation:

Your Board of Directors recommends a vote FOR the approval of the proposal to reincorporate the Company in the State of Delaware. Due to the potentially broader indemnification and other protections afforded to directors under Delaware law, the members of the Board may have interests in the reincorporation that are different from, or in addition to, the interests of the Company's shareholders.

PROPOSAL THREE(B):

ELIMINATION OF THE RIGHT OF SHAREHOLDERS
TO ACT BY WRITTEN CONSENT

	Under California and Delaware law, shareholders are permitted to act by written consent in lieu of a shareholder meeting. The California Bylaws currently permit shareholders to take action by written consent, provided that the consent is signed by the minimum number of shareholders necessary to authorize such action at a meeting where all shares entitled to vote thereon were present and vote. In the case of election of directors, such consent is only effective if signed by the holders of all outstanding shares entitled to vote for the election of directors. The Board proposes to include a provision in the Delaware Certificate that would eliminate the right of shareholders to act by written consent in lieu of a meeting. Accordingly, all shareholder action must be carried out by a shareholder vote at a shareholder meeting.

Actions by written consent require neither a meeting, prior notice or a formal voting process. The Board believes that elimination of actions by written consent would enhance the Board's and shareholders' opportunity to consider shareholder proposals at a meeting where all views can be heard and with sufficient time to permit the exchange of views to facilitate the informed exercise of the shareholder franchise. In addition, the Board is aware that the use of certain takeover tactics in recent years combined with the written consent process, can be highly disruptive to a corporation as well as divert valuable corporate resources and place undue pressure on a corporation's board and shareholders to act hastily and without complete information. These tactics can also result in a lost opportunity to consider fully all available alternatives before shareholders are forced to act. The Board believes the best interests of the Company's shareholders will be served by establishing appropriate defenses to coercive tender offers or other coercive efforts to gain control of the Company.

	Shareholders, however, should be aware that elimination of the shareholders' right to act by written consent may lengthen the amount of time to take certain shareholder actions because certain actions by written consent are not subject to the minimum notice requirement of a shareholders' meeting. The elimination of shareholders' right to act by written consent may deter or make more difficult hostile takeover attempts because of the lengthened shareholder approval process. Without the ability to act by written consent, a holder or a group of holders controlling a majority in interest of Farmer Bros. Delaware's capital stock will not be able to amend the Delaware By-Laws or remove directors for cause pursuant to a written consent. Any such holder or group of holders would have to wait until a shareholders' meeting was held to take any action. For additional discussion, see "Proposal Three(A): The Proposed Reincorporation - Anti-takeover Measures," above.

Vote Required for Proposal Three(B)

	The approval of Proposal Three(B) will require the affirmative vote of holders of a majority of outstanding common stock of the Company. The effect of an abstention or a broker non-vote is the same as that of a vote against Proposal Three(B). A failure to approve Proposal Three(B) will result in a failure to approve the Reincorporation Proposal (Proposal Three(A)) and all the other Proposed Anti-takeover Measures (Proposals Three(B)-(F)).

	Recommendation:

	Your Board of Directors recommends a vote FOR the approval of the proposal to include a provision in the Delaware Certificate that would eliminate the right of shareholders to act by written consent.


PROPOSAL THREE(C):

IMPLEMENTATION OF A CLASSIFIED BOARD OF DIRECTORS

A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year.

Under California law, a corporation generally may provide for a classified board of directors by adopting amendments to its articles of incorporation or bylaws, if the amendments are also approved by the shareholders. Under California law, a classified board with two classes requires a minimum of six directors and a classified board with three classes requires a minimum of nine directors. The California Articles and California Bylaws do not currently provide for a classified board.

Delaware law permits, but does not require, a classified board of directors under which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Delaware, unlike California, does not require a minimum of three directors in each class. The Board proposes to include a provision in the Delaware Certificate and Delaware Bylaws providing for a classified board of three classes, with directors elected to three year terms. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. Class I would consist of three directors (initially, Lewis A. Coffman, Roy F. Farmer, John Samore, Jr.) who would hold office initially for a one year term expiring at the 2004 Annual Meeting, Class II would consist of two directors (initially, Guenter W. Berger and Thomas A. Maloof) who would hold office initially for a two year term expiring at the 2005 Annual Meeting, and Class III would consist of two directors (initially, Roy E. Farmer and John H. Merrell) who would hold office initially for a three year term expiring at the 2006 Annual Meeting, in all cases subject to the election and qualification of the their successors and to their earlier death, resignation or removal. As a result of the classification of directors, it will take at least two years in order to effect a change to the majority of the members of the Board. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

The Board believes that classification will promote continuity and stability in the Company's management and policies since a majority of the Company's directors at any given time will have prior experience with the Company. The Board also believes that the classified board proposal will facilitate long-range planning. Currently, our entire Board stands for election at each Annual Meeting. Accordingly, although the Company has not experienced problems with continuity with its Board or management in the past, it is possible that all or a majority of the current directors could be replaced at any given Annual Meeting. The Board of Farmer Bros. Delaware will be divided into three classes upon approval of the Reincorporation Proposal (Proposal Three(A)) and all the other Proposed Anti-takeover Measures (Proposals Three(B)-(F)), only one of which classes will stand for election at each Annual Meeting thereafter.

In addition, a classified board reduces the possibility of a sudden change in control of a board. The Board believes that a classified board will help insure that if the Board is faced with an unsolicited offer for the Company, it will have sufficient time to evaluate all relevant alternatives and, if appropriate, will have increased negotiating leverage so as to be in the best position to maximize shareholder value. In addition, the Board believes that a classified board will assist the Company in dealing with, and possibly deterring proxy contests that, while unrelated to a takeover offer, may distract the Board in carrying out its duties to the Company and its shareholders.

Shareholders, however, should be aware that a classified board may discourage proxy contests or hostile takeovers by making it more difficult for an acquiror or a dissident shareholder group to obtain control without the approval of the Board. For additional discussion, see "Proposal Three(A): The Proposed Reincorporation - Anti-takeover Measures," above.

Vote Required for Proposal Three(C)

	The approval of Proposal Three(C) will require the affirmative vote of holders of a majority of outstanding common stock of the Company. The effect of an abstention or a broker non-vote is the same as that of a vote against Proposal Three(C). A failure to approve Proposal Three(C) will result in a failure to approve the Reincorporation Proposal (Proposal Three(A)) and all the other Proposed Anti-takeover Measures (Proposals Three(B)-(F)).

Recommendation:

Your Board of Directors recommends a vote FOR the approval of the proposal to include a provision in the Delaware Certificate and the Delaware Bylaws implementing a classified Board of Directors.


PROPOSAL THREE(D):

ELIMINATION OF RIGHT TO CALL SPECIAL MEETINGS

Under California law and the California Bylaws, a special meeting of shareholders may be called by the Board, the Chairman of the Board, the President, the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws.

Under Delaware law, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws. The Board proposes to include in the Delaware Certificate and the Delaware Bylaws a provision authorizing the Chairman of the Board, the President and the Board to call a special meeting of shareholders. Therefore, holders of ten percent (10%) or more of the voting shares of the Company will no longer be able to call a special meeting of shareholders.

The Board believes that elimination of the procedures for shareholders to call special meetings may prevent proxy contest initiated by shareholders in between annual meetings that may be disruptive to, and distract, management and the Board in carrying out their respective duties to the Company and its shareholders.

Shareholders, however, should be aware that elimination of the procedures for shareholders to call special meetings could discourage or make more difficult efforts by potential bidders to obtain control of the Company, including, without limitation, through a tender offer or a proxy contests, and, therefore, could have the effect of deterring or delaying efforts to seek control of the Company on a basis which some shareholders may deem favorable. For additional discussion, see "Proposal Three(A): The Proposed Reincorporation - Anti-takeover Measures," above.

Vote Required for Proposal Three(D)

	The approval of Proposal Three(D) will require the affirmative vote of holders of a majority of outstanding common stock of the Company. The effect of an abstention or a broker non-vote is the same as that of a vote against Proposal Three(D). A failure to approve Proposal Three(D) will result in a failure to approve the Reincorporation Proposal (Proposal Three(A)) and all the other Proposed Anti-takeover Measures (Proposals Three(B)-(F)).

	Recommendation:

Your Board of Directors recommends a vote FOR the approval of the proposal to include a provision in the Delaware Certificate and the Delaware Bylaws eliminating the right of shareholders holding ten percent (10%) or more of the voting shares to call a special meeting of the shareholders.



PROPOSAL THREE(E):

ELIMINATION OF CUMULATIVE VOTING FOR DIRECTORS

Cumulative voting entitles a shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in such shareholder's name. The shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees. Under California law, shareholders of a corporation have the right to cumulative voting unless a corporation has outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or has outstanding securities qualified for trading on the Nasdaq National Market and opts out of cumulative voting. The Company's shareholders have previously chosen to eliminate the right to cumulative voting by prohibiting cumulative voting in the California Bylaws. Therefore, shareholders currently do not have the right to cumulative voting. Mitchell Partners, L.P. has proposed an amendment to the Company's California Bylaws that would restore cumulative voting. See Proposal Four. If the Reincorporation Proposal is approved by the Company's shareholders, Proposal Four will have no effect even if it is passed by the Company's shareholders because it proposes to amend the California Bylaws, which, upon consummation of the Merger, will no longer be effective.

Under Delaware law, cumulative voting in the election of directors is not permitted unless specifically provided for in a company's charter or bylaws. The Board has proposed to include a provision in the Delaware Certificate that will specifically prohibit cumulative voting because the Board believes that all directors should be elected by a plurality of votes of shareholders.

The Board recommends elimination of cumulative voting because one of the principal results of cumulative voting is to make it more likely that an individual or group of individuals, owning less than a plurality of the Company's voting stock, could obtain representation on the Board. Such an individual or group may have interests and goals inconsistent with, or even actively conflicting with, the best interests of a majority of the shareholders. Dissident directors may distract the remaining Board members from carrying out their duties to the Company and its shareholders and may also deter qualified directors from agreeing to serve on the Board.

Shareholders, however, should be aware that if the Reincorporation Proposal (Proposal Three(A)) and all the other Proposed Anti-takeover Measures (Proposals Three(B)-(F)) are approved, the ability of an organized block of minority shareholders to elect a representative to the Board without the cooperation of shareholders owning a plurality of the voting shares would be reduced or eliminated. Under some circumstances the elimination of cumulative voting could have an anti-takeover effect by making it more difficult for a hostile acquiror holding a minority block of stock from obtaining a foothold on the Board. Under other circumstances, however, the existence of cumulative voting can have an anti-takeover effect by making it more difficult for a hostile potential acquiror who obtains a majority but not all shares from consolidating control of the Company. For additional discussion, see "Proposal Three(A): The Proposed Reincorporation - Anti-takeover Measures," above.


Vote Required for Proposal Three(E)

	The approval of Proposal Three(E) will require the affirmative vote of holders of a majority of outstanding common stock of the Company. The effect of an abstention or a broker non-vote is the same as that of a vote against Proposal Three(E). A failure to approve Proposal Three(E) will result in a failure to approve the Reincorporation Proposal (Proposal Three(A)) and all the other Proposed Anti-takeover Measures (Proposals Three(B)-(F)).

Recommendation:

Your Board of Directors recommends a vote FOR the approval of the proposal to include a provision in the Delaware Certificate that will eliminate cumulative voting for directors.